As filed with the Securities and Exchange Commission on February 23, 2023

Registration No. 333-267684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1644664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard B. Barker

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David L. Emmons

Clinton W. Rancher

Lakshmi Ramanathan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE—

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Commission File No. 333-267684) filed by Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), originally filed with the Securities and Exchange Commission on September 30, 2022, registering up to 18,143,769 A ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of the Company, including up to 620,538 Ordinary Shares issuable upon the exercise of the Company’s outstanding warrants to acquire Ordinary Shares, for resale, from time to time, by the selling shareholders named therein (the “Registration Statement”).

The Company has no further obligation to maintain the effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any registered securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed by the Company to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on February 23, 2023.

NOBLE CORPORATION plc

By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.